MUELLER INDUSTRIES, INC. TO RECEIVE $10.5 MILLION
IN SETTLEMENT OF ITS LAWSUIT AGAINST
PETER BERKMAN AND JEFFREY BERKMAN

MEMPHIS, Tenn., Dec. 20, 2010 /PRNewswire via COMTEX/ -- Mueller Industries, Inc. (NYSE: MLI).  Peter Berkman and Jeffrey Berkman have agreed to pay Mueller Industries, Inc. $7.5 million in cash, an additional $3 million within 5 years, and other monetary consideration whose value is yet to be determined.

The lawsuit asserted various claims against the Berkmans, including breach of fiduciary duty and breach of contract. In the action, Peter Berkman personally asserted the Fifth Amendment privilege against self-incrimination, contending that his testimony and production of documents in discovery may expose him to criminal prosecution.

The counterclaims asserted by the Berkmans in the lawsuit are to be dismissed with prejudice, and Mueller paid NOTHING to the Berkmans and Homewerks (70% owned by Peter Berkman).

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT:  Gary C. Wilkerson, +1-901-759-7457